Exhibit 10.7

Explanatory Note: This document has been translated from the Chinese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Chinese-language original. Such Chinese-language original shall be the controlling document for all purposes.

MBS Store Cooperative Agreement

[This Agreement is executed by the means of online electronic contract. The signatory shall carefully read and understand all contents hereof prior to execution. This Electronic Agreement shall become fully and legally binding upon both parties hereto on and after the signatory has completed the electronic signing operation hereof.]

Party A: ***

Address: ***

Telephone: ***

Party B: Autozi Auto Services Co., Ltd.

Address: 603-3, Building C, Yuanhang Enterprise Square, No. 18, Rongcheng Road, Tianxin District, Changsha City, Hunan Province

Telephone: 0731- 86243771

Party A is an auto repair factory, which has the demand to purchase a large amount of auto maintenance parts; Party B is an operation company of intelligent cabinet for auto maintenance parts. In accordance with the Contract Law of the People’s Republic of China and related laws, regulations and principles of equality, mutual benefit and joint development, Parties hereto have entered into and complied with the following agreements with regard to the matters concerning Party B placing the intelligent cabinet for maintenance parts on Party A’s operation site and Party A purchasing goods in the intelligent cabinet of Party B.

1.	Content of Cooperation

1.

Party B shall place the intelligent cabinet for maintenance parts at Party A’s operation site, and Party A shall provide Party B with the site and necessary conditions for the operation of intelligent cabinet for maintenance parts, including but not limited to power supply and so on. Party B has no need to pay any charges to Party A, but Party A shall pay Party B a deposit of RMB [    ] per set of intelligent cabinet.

2.    Party B shall provide Party A with the variety and quantity of maintenance parts required by Party A through intelligent cabinet with high quality and low price. Party A shall purchase the products from Party B in accordance with actual business needs in the following way:

(1)    The category, model, quantity, specification, unit price and other information of the products shall be subject to the information shown in the smart cabinet of maintenance parts of Party B or on Autozi auto after-market cloud platform (website: http://www.autozi.com) operated by Party B.

(2)    Party A shall, before using the smart cabinet of maintenance parts of Party B, complete the registration on Autozi auto after-market cloud platform and bind the payment account as required by Party B, and shall buy goods from the smart cabinet of maintenance parts according to the operation procedure of the smart cabinet of maintenance parts of Party B.

3.    Party A agrees and accepts the Registration Service Agreement of Autozi auto after-market cloud platform and the terms, regulations and statements published on the website. The Registration Service Agreement and such terms, regulations and statements are annexes to this Agreement and shall have the same legal effect as this Agreement.

2.	Product price and payment terms

1.	Payment term:

Party A authorizes Party B to directly deduct the payment for product due from Party A’s payment account.

Party A can get the products directly from the smart cabinet according to the operation procedure of smart cabinet maintained by Party B. After Party A receives the products, Party B will deduct the payment due directly from the payment account of Party A.

2.    If Party A needs an invoice, Party A should apply to Party B ten working days in advance and Party B shall, in accordance with the actual order and the payment status of Party A, issue a VAT invoice of the same amount compliance to Party A.

3.	Product quality guarantee

Party B shall ensure that the product quality provided in smart cabinets is in compliance with national quality inspection standards, industry standards and possess the normal performance of products. When Party A uses the products provided by Party B and such products have quality problems or cause loss to Party A, and such products are proved unqualified by the third party’s authoritative testing body with inspection qualification, Party A has the right to claim refund and compensation from the supplier according to related laws.

4.	Rights and obligations

1.    Party A shall provide Party B with the hardware environment consistent with normal operation of smart cabinets, guarantee normal operation, timely supply/cut off, reasonable use and active control of smart cabinets to make sure smart cabinets are in safe, effective and usable condition. In case of Party A’s failure to perform aforesaid responsibilities or other reasons attributable to Party A, which cause damage, loss, variation, replacement of smart cabinets and the goods in the cabinets or cause damage to third person’s body or property, Party A shall undertake such responsibilities. Party B is entitled to deduct the loss from the deposit paid by Party A, and in case that the deposit is not sufficient to cover the loss suffered by Party B, Party B shall be entitled to seek further compensation from Party A.

2.    The ownership of the smart cabinets and the goods in them belongs to Party B. Party B is entitled to put forward requirements on the position of smart cabinets subject to the consent of Party A. In the case that Party A’s monthly consumption of the goods in the cabinets is less than RMB         , Party B is entitled to remove smart cabinets from Party A.

3.    Party A may enjoy supply chain financial services provided by Party B and its affiliated companies.

4.    Both Parties hereto shall make reasonable arrangement for inventory sorting and inventory checking, so as to optimize the inventory results and turnover of products after the shelf life.

5.    Party A has the obligations to give priority to utilize supply chain services provided by Party B’s affiliated companies and to fulfill the purchase quantity requirement; In daily cooperation, Party A shall provide relevant data reference to Party B in order to optimize the inventory structure of the warehouse.

6.    Through the agreement of both parties, Party B can adjust the types of goods in the smart cabinets and make up stock according to the actual use demand proposed by Party A. But if the inventory period is more than 30 days, Party B has the right to adjust it by itself.

7.    The risk of damage or loss of goods stored in smart cabinets shall be borne by Party A.

8.    Party A shall not put any other goods other than the products supplied by Party B in the smart counters of Party B. Otherwise, except for the purchase of all the products in the cabinets, Party B shall bear the following liabilities: A is fined RMB 1,000 cumulatively for one time, B is fined RMB 3,000 cumulatively for two times, C is fined RMB 5,000 cumulatively for three times, D is fined RMB 5,000 cumulatively for four times. And Party B may choose to remove the cabinets at any time. In case of removal, Party B shall have the right but not liability to dispose any goods placed by Party A in the cabinets, and Party A shall pay the full amount of the unsettled purchase order to Party B. Party B shall have the right to firstly deduct such amount from the deposits paid by Party A.

9.    Party B shall provide to Party A the authorization plate of “household car.” Upon the expiration of the cooperation period between the Parties, Party A shall not use such car any longer and shall return such car intact. In case of the loss or damage, Party A shall provide compensation.

5.	Termination, Appointment or Rescission of the Agreement

1.    Party A applies to Party B in writing unconditionally within three months from the date of the agreement for voluntary suspension of the cooperation qualification without being liable for breach of contract.

2.    If either Party desires to renew this Agreement upon expiration, it shall make its request in writing to the other Party fifteen (15) days in advance, and the Parties shall agree on the renewal period.

3.    Either party may terminate this Agreement by giving the other party thirty (30) days’ prior written notice.

6.	Liability for Breach of Contract

Upon the effectiveness of this Agreement, both Parties shall perform the stipulations of this Agreement completely, properly and timely. Where all or part of the agreement cannot be performed due to any party’s breach, the breaching party shall bear the liability for breach of contract in accordance with relevant laws and regulations and shall compensate the other party for reasonable losses.

7.	Force Majeure

1.    Any Party does not or delays to fulfil the obligations in this Contract directly or indirectly due to natural disaster, wars, situations similar to war, embargo, disturbance, strike, blockade and other unpredictable and uncontrollable accidents which may not be solved without additional cost and time, this Party shall not bear any responsibility for the other Party.

2.    In case of force majeure, the affected Party shall inform the other Party within seven days after occurring of such case and submit documents issued by local relevant department used to prove the occurrence of force majeure within 15 days after occurring of such case. Both parties shall negotiate and reach an optimal solution used to solve the delay and interruption problem of this Contract due to force majeure. If the force majeure continues to seriously impact implementation of crucial obligation under this Contract for three months, either of the Party shall have the right to terminate this Contract by written notice 30 days in advance.

8.	Dispute Resolution

In the event of any dispute arising from signing and implementing this Agreement, both Parties shall first resolve it through friendly consultation. If no settlement can be reached through consultation, either Party shall have right to file a lawsuit to the People’s Court of Haidian District, Beijing.

9.	Term of the Contract

The term of validity of this Agreement shall be from [    ] to [    ]. During the term of validity, neither Party shall modify or terminate this Agreement at will.

10.	Miscellaneous

1.    This Agreement is made in duplicate. Party A and Party B shall hold two copies respectively. Matters which are not covered in this Agreement shall be negotiated and agreed by both Parties. The annex to this Agreement shall have the same legal effect as this Agreement.

2.	The place of signature: Haidian District, Beijing.

(No text hereinbelow)

Party A (seal):

Legal representative/authorized representative: (signature)

Date:

Party B (seal): Autozi Auto Services Co., Ltd.

Legal representative/authorized representative: (signature)

Date: